Exhibit 99.1
AMERICAN RESIDENTIAL PROPERTIES, INC. REPORTS
FIRST QUARTER 2015 FINANCIAL RESULTS
SCOTTSDALE, AZ, May 6, 2015 — American Residential Properties, Inc. (NYSE: ARPI) (the “Company”) today reported its results for the quarter ended March 31, 2015.
First Quarter 2015 Highlights

•	Increased the leased rate on the total portfolio to 89%, up from 81% as of year-end.

•	Reached a leased rate of 93% on stabilized properties, up from 92% as of year-end.

•	Increased total leased properties by 867 homes, producing a 12% increase in the number of leased properties compared to the prior quarter.

•	Achieved rent increases averaging 3.8% on renewals with an overall resident retention rate of 72%.

•	Increased rents on new leases by an average of 4.0% nationwide.

•	Closed on prior commitments to acquire an additional 149 single-family homes, bringing the total portfolio of homes owned to 9,038.

•	Owned $19 million in short-term private mortgage loans with a weighted-average interest rate of 11.95%.

•	Increased total revenue by 9% to $27.5 million compared to the prior quarter.

•	Achieved Core FFO attributable to common stockholders of $4.5 million, or $0.14 per diluted share.

•	Produced FFO attributable to common stockholders of $3.6 million, or $0.11 per diluted share.

“We are pleased to report strong financial and operating results for the first quarter of 2015. Due to solid execution of our strategic plan, we delivered revenue of $27.5 million, an increase of 9% over the prior quarter, and core FFO attributable to common stockholders of $4.5 million, or $0.14 per diluted share, an increase of 60% over the prior quarter,” said Stephen G. Schmitz, Chairman and Chief Executive Officer of American Residential Properties.

“In line with our strategy, we continued to focus our efforts on driving operational excellence and efficiencies across our portfolio and operating platform in the first quarter. These efforts contributed to an occupancy rate of 89% on the total portfolio, an 800 basis point increase over the prior quarter, and an occupancy rate of 93% on stabilized properties. We also redeployed some of our most talented acquisitions people to leasing and their top priority is achieving a level of customer satisfaction that translates into improved occupancy, revenue growth through rental increases, and continued strong retention. We are excited about the progress we are making in executing our strategy and expect to deliver continued strong performance in the coming quarters,” concluded Mr. Schmitz.

Financial Results
Total Revenue
Total revenue for the quarter ended March 31, 2015 increased $2.3 million to $27.5 million, compared to $25.2 million for the quarter ended December 31, 2014, and increased $10.0 million compared to $17.5 million for the quarter ended March 31, 2014. The increase in total revenue from the prior quarter is primarily attributable to higher rental income generated from the leases of an additional 867 homes.
Net Loss Attributable to Common Stockholders
Net loss attributable to common stockholders for the quarter ended March 31, 2015 decreased $1.6 million to $(10.9) million, or $(0.34) per diluted share, compared to $(12.5) million, or $(0.39) per diluted share, for the quarter ended December 31, 2014, and increased $3.2 million compared to $(7.7) million, or $(0.24) per diluted share, for the quarter ended March 31, 2014.
FFO and Core FFO Attributable to Common Stockholders
Funds from operations (“FFO”) attributable to common stockholders for the quarter ended March 31, 2015 increased $2.5 million to $3.6 million, or $0.11 per diluted share, compared to $1.2 million, or $0.04 per diluted share, for the quarter ended December 31, 2014, and increased $2.2 million compared to $1.5 million, or $0.05 per diluted share, for the quarter ended March 31, 2014.
Core funds from operations (“Core FFO”) attributable to common stockholders for the quarter ended March 31, 2015 increased $1.7 million to $4.5 million, or $0.14 per diluted share, compared to $2.8 million, or $0.09 per diluted share, for the quarter ended December 31, 2014, and increased $2.3 million compared to $2.2 million, or $0.07 per diluted share, for the quarter ended March 31, 2014.
Portfolio Highlights
Real Estate Acquisitions
From January 1, 2015 to March 31, 2015, the Company acquired 149 single-family homes, of which 89 are in Tennessee, 28 are in Georgia, 26 are in Texas, 4 are in North Carolina and 2 are in Florida and incurred renovation costs on the Company’s acquired homes and existing portfolio, for a total capital investment of approximately $39 million. During the quarter, four properties were sold in Florida. As of March 31, 2015, the Company had no homes under contract.
Portfolio
As of March 31, 2015, the Company owned 9,038 single-family homes in Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Nevada, North Carolina, Ohio, South Carolina, Tennessee and Texas for a total investment of approximately $1.35 billion. As of March 31, 2015, approximately 89% of the Company’s portfolio was leased.

Operating Metrics
The following table summarizes the Company’s portfolio and operating metrics:

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Total portfolio of single-family homes
Self-managed homes	8,444	8,299	7,613	6,595	6,152
Self-managed % leased	88.2%	79.3%	80.1%	87.6%	79.5%
Local operator homes	594	594	610	610	610
Local operator % leased	100.0%	100.0%	100.0%	100.0%	100.0%
Total Homes	9,038	8,893	8,223	7,205	6,762
Total % Leased	89.0%	80.7%	81.6%	88.6%	81.4%

Portfolio of stabilized single-family homes (1)
Self-managed homes	8,059	7,247	6,572	6,099	5,277
Self-managed % leased	92.4%	90.8%	92.8%	94.7%	92.7%
Local operator homes	594	594	610	610	610
Local operator % leased	100.0%	100.0%	100.0%	100.0%	100.0%
Total Homes	8,653	7,841	7,182	6,709	5,887
Total % Leased	92.9%	91.5%	93.4%	95.2%	93.4%
______________

(1)
Properties are considered stabilized when renovations have been completed and the properties have been leased or available for rent for a period of greater than 90 days. Properties with in-place leases at the date of acquisition are also considered stabilized even though these properties have not been renovated by us and may require future renovations to meet our standards.

Conference Call
The Company will host a conference call commencing at 11:00 a.m. Eastern Daylight Time on Thursday, May 7, 2015, to discuss its financial results for the quarter ended March 31, 2015 and to provide a Company update. To participate in the event by telephone, please dial (800) 446-2782 approximately ten minutes prior to the start time (to allow time for registration) and use conference ID 39575337. International callers should dial (847) 413-3235 and enter the same conference ID number.
You may listen to the teleconference via live webcast on the Internet on the Company’s website at www.americanresidentialproperties.com in the Investor Relations section under the Calendar of Events link.
A replay of the conference call will be available for two weeks, beginning May 7, 2015 at 1:30 p.m. Eastern Daylight Time, until May 21, 2015 at 11:59 p.m. Eastern Daylight Time. To access the replay, dial (888) 843-7419 and use conference ID 35088377#. International callers should dial (630) 652-3042 and enter the same conference ID number.

Non-GAAP Financial Measures
FFO and Core FFO
FFO is a widely recognized measure of real estate investment trust ("REIT") performance. The Company calculates FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (loss) (as computed in accordance with U.S. generally accepted accounting principles ("GAAP)), excluding gains from dispositions of property, plus real estate-related depreciation and amortization (including capitalized leasing costs).
The Company also presents Core FFO, which is FFO excluding acquisition costs and items that are non-recurring or not related to the Company’s core business activities. FFO and Core FFO are supplemental non-GAAP financial measures. Management uses FFO and Core FFO as supplemental performance measures because FFO and Core FFO account for trends in occupancy rates, rental rates and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.
However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results of operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO and Core FFO may not be comparable to those of other REITs. As a result, FFO and Core FFO should be considered only as supplements to net income (loss) as a measure of the Company’s performance. FFO and Core FFO should not be used as measures of the Company’s liquidity, nor is either indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends or make distributions. FFO and Core FFO also should not be used as supplements to or substitutes for net income (loss) or net cash flows from operating activities (as computed in accordance with GAAP).
About American Residential Properties, Inc.
American Residential Properties, Inc. is an internally managed real estate company, organized as a REIT for federal income tax purposes, that acquires, owns and manages single-family homes as rental properties in select communities nationwide. The Company’s primary business strategy is to acquire, restore, lease and manage single-family homes as well-maintained investment properties to generate attractive, risk-adjusted returns over the long-term. With a vertically integrated real estate acquisition and management platform incorporating disciplined acquisition criteria, extensive research, seasoned personnel and comprehensive operations, the Company is well-positioned to execute its strategy.
Additional information about American Residential Properties, Inc. can be found on the Company’s website at www.americanresidentialproperties.com.
Forward-Looking Statements
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include descriptions of performance, customer satisfaction, revenue growth and retention. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the single-family rental industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission.
All information in this press release is current as of the date of this release. The Company undertakes no obligation to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

INVESTOR CONTACT:	American Residential Properties, Inc.

Shant Koumriqian Chief Financial Officer and Treasurer IR@amresprop.com 480-474-4800

AMERICAN RESIDENTIAL PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share amounts)

	March 31, 2015 (unaudited)	December 31, 2014
Assets
Investment in real estate:
Land	$254,557	$249,151
Building and improvements	1,075,715	1,042,954
Furniture, fixtures and equipment	10,136	9,508
	1,340,408	1,301,613
Less: accumulated depreciation	(71,316)	(58,010)
Investment in real estate, net	1,269,092	1,243,603
Mortgage financings	19,458	21,097
Cash and cash equivalents	23,144	21,270
Restricted cash	15,381	11,473
Acquisition deposits	4	2,561
Rents and other receivables, net	4,406	4,583
Deferred leasing costs and lease intangibles, net	3,454	3,391
Deferred financing costs, net	13,101	13,037
Investment in unconsolidated ventures	25,427	25,691
Goodwill	3,500	3,500
Other, net	10,196	10,567
Total assets	$1,387,163	$1,360,773

Liabilities and Equity
Liabilities:
Revolving credit facility	$350,000	$311,000
Exchangeable senior notes, net	102,898	102,188
Securitization loan, net	340,757	340,675
Accounts payable and accrued expenses	19,104	23,507
Security deposits	9,008	7,919
Prepaid rent	3,288	2,919
Total liabilities	825,055	788,208
Equity:
American Residential Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 32,195,280 shares issued and outstanding at March 31, 2015 and December 31, 2014.	322	322
Additional paid-in capital	628,758	628,662
Accumulated other comprehensive loss	(139)	(96)
Accumulated deficit	(79,003)	(68,101)
Total American Residential Properties, Inc. stockholders’ equity	549,938	560,787
Non-controlling interests	12,170	11,778
Total equity	562,108	572,565
Total liabilities and equity	$1,387,163	$1,360,773

AMERICAN RESIDENTIAL PROPERTIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:
Self-managed rental revenue	$25,289	$14,562
Local operator rental revenue	1,353	1,368
Management services (related party)	68	113
Interest and other	782	1,411
Total revenue	27,492	17,454
Expenses:
Property operating and maintenance	6,207	4,146
Real estate taxes	5,009	3,111
Homeowners’ association fees	658	460
Acquisition	57	67
Depreciation and amortization	15,145	9,464
General, administrative and other	4,220	3,720
Interest	7,316	4,230
Total expenses	38,612	25,198
Loss from continuing operations before equity in net income (loss) of unconsolidated ventures	(11,120)	(7,744)
Equity in net income (loss) of unconsolidated ventures	10	(50)
Net loss	(11,110)	(7,794)
Net loss attributable to non-controlling interests	208	125
Net loss attributable to common stockholders	$(10,902)	$(7,669)
Basic and diluted loss per share:
Net loss attributable to common stockholders	$(0.34)	$(0.24)
Weighted-average number of shares of common stock outstanding	32,160,983	32,130,733

AMERICAN RESIDENTIAL PROPERTIES, INC.
Reconciliation of Net Loss to Funds from Operations (FFO)
(amounts in thousands, except share and per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Net loss	$(11,110)	$(7,794)
Add: Depreciation and amortization of real estate assets	14,861	9,292
Less: Gain on sale of real estate	(40)	—
FFO	$3,711	$1,498
FFO attributable to common stockholders(1)	$3,642	$1,474
FFO per share of common stock
Basic	$0.11	$0.05
Diluted(2)	$0.11	$0.05
Weighted-average number of shares of common stock outstanding:
Basic	32,160,983	32,130,733
Diluted(2)	32,850,721	32,755,110
______________

(1)	Based on a weighted-average interest in the Company’s operating partnership of approximately 98.13% and 98.39%, for the three months ended March 31, 2015 and 2014, respectively.

(2)
Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive. Potentially issuable shares include operating partnership units, vested LTIP unit interests in the Company's operating partnership ("LTIP units"), unvested LTIP units and unvested restricted common stock.

AMERICAN RESIDENTIAL PROPERTIES, INC.
Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (Core FFO)
(amounts in thousands, except share and per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2015	2014
FFO	$3,711	$1,498
Add: Acquisition expense(1)	57	67
Add: Non-cash interest expense related to amortization of discount on debt	791	664
Core FFO	$4,559	$2,229
Core FFO attributable to common stockholders(2)	$4,474	$2,193
Core FFO per share of common stock
Basic	$0.14	$0.07
Diluted(3)	$0.14	$0.07
Weighted-average number of shares of common stock outstanding:
Basic	32,160,983	32,130,733
Diluted(3)	32,850,721	32,755,110
______________

(1)	Includes acquisition expenses primarily related to costs incurred on acquired properties subject to an existing lease and accounted for as a business combination, in accordance with GAAP.

(2)	Based on a weighted-average interest in the Company’s operating partnership of approximately 98.13% and 98.39%, for the three months ended March 31, 2015 and 2014, respectively.

(3)
Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive. Potentially issuable shares include operating partnership units, vested LTIP units, unvested LTIP units and unvested restricted common stock.

AMERICAN RESIDENTIAL PROPERTIES, INC.
Total Portfolio of Single-Family Homes—Summary Statistics
(unaudited)
The following table presents summary statistics on the Company’s total portfolio of single-family homes, including the portfolio of self-managed homes and the portfolio of local operator homes, by MSA and metro division as of March 31, 2015.

									Leased Homes
MSA/Metro Division	Number of Homes	Average Purchase Price Per Home(1)	Average Capital Expenditures Per Home(2)	Average Investment Per Home(3)	Aggregate Investment (thousands)(4)	Percentage Leased(5)	Average Age (years)	Average Size (square feet)	Average Monthly Rent(6)	Annual Average Rent as a Percentage of Average Investment(7)
Phoenix, AZ	1,380	$138,109	$9,349	$147,458	$203,492	97.5%	17	1,713	$1,044	8.5%
Dallas-Fort Worth, TX	1,119	$153,478	$12,634	$166,112	$185,879	88.9%	11	2,103	$1,507	11.0%
Houston, TX	1,106	$141,260	$7,981	$149,241	$165,061	90.2%	7	1,934	$1,419	11.4%
Atlanta, GA	1,089	$136,919	$14,622	$151,541	$165,028	79.0%	16	2,080	$1,258	10.2%
Nashville, TN	833	$166,175	$12,278	$178,453	$148,651	84.3%	11	1,864	$1,433	9.7%
Florida	623	$127,630	$13,943	$141,573	$88,200	86.7%	14	1,726	$1,184	10.2%
Other Texas	375	$166,908	$12,260	$179,168	$67,188	88.8%	10	1,978	$1,630	11.0%
Charlotte, NC-SC	379	$153,571	$8,347	$161,918	$61,367	76.5%	10	2,047	$1,248	9.6%
Inland Empire, CA	213	$156,562	$24,494	$181,056	$38,565	97.2%	16	1,915	$1,431	9.5%
Raleigh, NC	241	$145,303	$8,564	$153,867	$37,082	82.6%	9	1,746	$1,233	9.8%
Indianapolis, IN	455	$65,441	$10,675	$76,116	$34,633	91.0%	50	1,351	$802	12.5%
Winston-Salem, NC	234	$122,619	$4,005	$126,624	$29,630	85.5%	12	1,426	$1,106	10.6%
Other California	80	$110,754	$22,159	$132,913	$10,633	98.8%	36	1,335	$1,068	9.7%
Las Vegas, NV	68	$97,738	$12,938	$110,676	$7,526	97.1%	15	1,553	$1,055	11.3%
Other MSAs/Metro Divisions	249	$140,949	$8,280	$149,229	$37,158	87.6%	10	1,639	$1,248	10.2%
Total/Weighted Average Portfolio of Self-Managed Homes	8,444	$140,199	$11,399	$151,598	$1,280,093	88.2%	15	1,855	$1,272	10.2%

Chicago, IL	511			$130,705	$66,790	100.0%	55	1,406	$794	7.3%
Indianapolis, IN	83			$47,302	$3,926	100.0%	59	1,160	$354	9.0%
Total/Weighted Average Portfolio of Local Operator Homes	594			$119,051	$70,716	100.0%	56	1,372	$733	7.4%

Total/Weighted Average Total Portfolio	9,038			$149,459	$1,350,809	89.0%	17	1,823	$1,232
______________

(1)	Average purchase price includes acquisition costs.

(2)	Represents average capital expenditures per home as of March 31, 2015. Does not include additional expected or future capital expenditures.

(3)
For self-managed homes, represents average purchase price plus average capital expenditures. For homes leased to our local operators, represents purchase price paid by us for the portfolio divided by the number of homes in the portfolio and does not include past, expected or budgeted general and administrative expenses associated with ongoing monitoring activities of our investment. The local operator is obligated to pay for all taxes, insurance, other expenses and capital expenditures required for the management, operation and maintenance of the properties. Accordingly, absent a default by the local operator under a long-term lease agreement with us, we expect to incur no expenses related to properties leased to our local operators, other than general and administrative expenses associated with ongoing monitoring activities of our investment.

(4)
Represents purchase price including acquisition costs and purchase price allocated to lease intangibles and acquisition costs expensed, if any, as incurred for homes acquired with an existing lease or homes acquired in portfolios comprised of properties substantially leased, and recorded as a business combination.

(5)
We classify homes leased to our local operators as 100% leased, because each local operator is obligated to pay us 100% of the base rent specified in the applicable lease irrespective of whether or not the homes are occupied by residential sub-tenants. This does not mean that 100% of the homes leased to local operators are occupied by residential sub-tenants. If a local operator is unable to lease a material number of the homes it leases from us to residential sub-tenants, it may adversely affect the operator’s ability to pay rent to us under the lease.

(6)
For self-managed homes, represents the average monthly rent per leased home. For homes leased to our local operators, represents the initial annual base rent payable to us by the local operator pursuant to the portfolio lease divided by 12 and then divided by the number of homes included in the lease. Average monthly rent for leased homes may not be indicative of average rents we may achieve on our vacant homes.

(7)
For self-managed homes, represents annualized average monthly rent per leased home as a percentage of our average investment (average purchase price per home plus average capital expenditures) per leased home. Does not include a provision for payment of ongoing property expenses. Accordingly, it should not be interpreted as a measure of profitability, and its utility in evaluating the Company’s business is limited. Average annual rent for leased homes may not be indicative of average rents we may achieve on our vacant homes.

AMERICAN RESIDENTIAL PROPERTIES, INC.
Total Portfolio of Stabilized(1) Single-Family Homes—Summary Statistics
(unaudited)

MSA/Metro Division	Number of Homes	Average Investment Per Home (2)	Homes Leased	Homes Vacant (3)	Percentage Leased
Phoenix, AZ	1,379	$147,506	1,345	34	97.5%
Houston, TX	1,101	$149,157	998	103	90.6%
Dallas-Fort Worth, TX	1,074	$165,461	995	79	92.6%
Atlanta, GA	942	$148,629	860	82	91.3%
Nashville, TN	751	$176,737	702	49	93.5%
Florida	589	$139,452	540	49	91.7%
Indianapolis, IN	444	$76,614	414	30	93.2%
Other Texas	371	$178,815	333	38	89.8%
Charlotte, NC-SC	336	$159,242	290	46	86.3%
Winston-Salem, NC	234	$126,625	200	34	85.5%
Raleigh, NC	231	$152,268	199	32	86.1%
Inland Empire, CA	213	$181,055	207	6	97.2%
Other California	80	$132,911	79	1	98.8%
Las Vegas, NV	68	$110,676	66	2	97.1%
Other MSAs/Metro Divisions	246	$149,069	218	28	88.6%
Total/Weighted Average Self-Managed Portfolio	8,059	$150,425	7,446	613	92.4%

Chicago, IL	511	$130,705	511	—	100.0%
Indianapolis, IN	83	$47,302	83	—	100.0%
Total/Weighted Average Local Operator Portfolio	594	$119,051	594	—	100.0%

Total/Weighted Average Total Portfolio	8,653	$148,271	8,040	613	92.9%
______________

(1)
Properties are considered stabilized when renovations have been completed and the properties have been leased or available for rent for a period of greater than 90 days. Properties with in-place leases at the date of acquisition are also considered stabilized even though these properties have not been renovated by us and may require future renovations to meet our standards.

(2)	Represents average purchase price plus average capital expenditures.

(3)	As of March 31, 2015, 548 homes were available for rent and 65 homes were undergoing renovation.